August 24, 2026

Pacer Funds Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

Re:    Opinion of Counsel regarding Post-Effective Amendment No.166 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-201530)

Ladies and Gentlemen:

We have acted as counsel to Pacer Funds Trust (the “Trust”), a Delaware statutory trust, in connection with the above-referenced registration statement (the “Registration Statement”), which relates to the Trust’s units of beneficial interest, with no par value per share (collectively, the “Shares”), of the following portfolios of the Trust: Pacer Metaurus High Income Autocallable ETF and Pacer Metaurus Enhanced Core Income Autocallable ETF (the “Funds”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 166 to the Registration Statement (the “Amendment”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with the furnishing of this opinion, we have examined the following documents:

    (a)    A certificate of the Secretary of State of the State of Delaware certifying that the Trust is validly existing and in good standing under the laws of the State of Delaware;

    (b)    A copy of the Trust’s Amended Declaration of Trust and By-laws;

    (c)    Copies of the resolutions approved by the Board authorizing the issuance of the Shares by the Funds; and

    (d)    A draft of the Registration Statement.
In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness

JOHN F. RAMÍREZ ● PARTNER
11300 Tomahawk Creek Parkway, Suite 310 ● Leawood, KS 66211 ● p: 917.805.1818
Practus, LLP ● John.Ramirez@Practus.com ● Practus.com

        Pacer Funds Trust
August 24, 2026

of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Amendment, as filed with the SEC, will be in substantially the same form as the draft reviewed by us referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Trust, which is included in Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Sincerely,

/s/ Practus, LLP

Practus, LLP
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